Exhibit 4.2

FINAL VERSION

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is made as of October 12, 2018, by and among (i) GoodRx Holdings, Inc., a Delaware corporation (the “Company”), (ii) Francisco Partners IV, L.P., a limited partnership organized pursuant to the laws of the Cayman Islands (together with its Permitted Transferees, “FP IV”), and Francisco Partners IV-A, L.P., a limited partnership organized pursuant to the laws of the Cayman Islands (together with its Permitted Transferees, “FP IV-A” and, together with FP IV, “FP”), (iii) Spectrum Equity VII, L.P., a Delaware limited partnership (together with its Permitted Transferees, “SE VII”), Spectrum VII Investment Managers’ Fund, L.P., a Delaware limited partnership (together with its Permitted Transferees, “SE VII Managers”), and Spectrum VII Co-Investment Fund, L.P., a Delaware limited partnership (together with its Permitted Transferees, “SE VII Co-Investment” and, together with SE VII and SE VII Managers, collectively, “Spectrum”, and together with FP, collectively, the “Existing Investors”), (iv) Doug Hirsch, Trevor Bezdek and Scott Marlette (together with their respective Permitted Transferees, collectively, the “Founders”), (v) Idea Men, LLC, a Delaware limited liability company (together with its Permitted Transferees, “Idea Men, LLC”), (vi) SLP Geology Aggregator, L.P., a Delaware limited partnership (together with its Permitted Transferees, the “New Investor” and, together with the Existing Investors, collectively, the “Investors”), and (vii) each of the other Persons set forth from time to time on the Schedule of Stockholders attached hereto under the heading “Other Stockholders” who, at any time after the date hereof, acquire securities of the Company in accordance with the terms hereof and execute a counterpart of this Agreement (together with their Permitted Transferees, collectively, the “Other Stockholders”). The Other Stockholders, the Existing Investors, the New Investor and Idea Men, LLC are collectively referred to herein as the “Stockholders”.

WHEREAS, the Company, the Existing Investors, the Founders and Idea Men, LLC are parties to that certain Stockholders Agreement, dated as of October 7, 2015 (as amended by Amendment No. 1 to Stockholders Agreement, dated as of April 13, 2017, the “Original Stockholders Agreement”);

WHEREAS, the Company, GoodRx Intermediate holdings, LLC, a Delaware limited liability company, GoodRx, Inc., a Delaware corporation, and Silver Lake Partners V, L.P., a Delaware limited partnership (“SLP”), entered into that certain Recapitalization and Purchase Agreement, dated as of August 3, 2018 (as may be amended or modified from time to time in accordance with its terms, the “Purchase Agreement”)

WHEREAS, prior to the Closing (as defined in the Purchase Agreement), SLP assigned all of its rights and obligations under the Purchase Agreement to the New Investor;

WHEREAS, pursuant to the terms of the Purchase Agreement, the New Investor purchased shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”);

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, the Existing Investors converted all of the shares of Preferred Stock (as defined in the Original Stockholders Agreement) held by them into common stock, par value $0.002 per share, of the Company (“Common Stock”); and

WHEREAS, the Company and the Stockholders desire to enter into this Agreement in order to (i) assure continuity in the management and ownership of the Company and its Subsidiaries, (ii) limit the manner and terms by which the capital stock of the Company may be transferred and (iii) provide certain other rights to, and obligations binding on, the Stockholders.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Representations and Warranties.

(a) Each Stockholder hereby represents and warrants (with respect to himself, herself or itself and not jointly with any other Stockholder) to the Company and each other Stockholder that: (i) such Stockholder is the holder of the number of Shares set forth opposite such Stockholder’s name on the attached Schedule of Stockholders; (ii) such Stockholder has full power and authority to execute, deliver and perform its obligations under this Agreement; (iii) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms; and (iv) such Stockholder has not granted a proxy and is not party to any voting trust or other agreement governing voting control of the Shares, other than this Agreement.

2. Board of Directors.

(a) From and after the date hereof and until the provisions of this Section 2 cease to be effective, each Stockholder shall vote all of his, her or its Shares (and all of the Shares over which he, she or it has voting control), and shall take all other necessary or desirable actions within his, her or its control (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

(i) subject to Section 2(a)(iii) below, the authorized number of directors on the Company’s board of directors (the “Board”) shall initially be established at nine (9) directors;

(ii) the following Persons shall be elected to the Board:

(1) two (2) directors (the “New Investor Directors”) designated by the New Investor, with the New Investor Directors initially being Greg Mondre and Adam Karol; provided, that the number of New Investor Directors shall be increased to three (3) as required under Section 2(a)(ii)(4) below;

(2) three (3) directors (the “Existing Investor Directors” and, together with the New Investor Directors, collectively, the “Investor Directors”) designated by Existing Investors, one of whom shall be designated by FP IV (the “FP IV Director”), one of whom shall be designated by FP IV-A (the “FP IV-A Director” and, together with the FP IV Director, the “FP Directors”), and one of whom shall be designated by SE VII (the “Spectrum Director” and, together with the FP Directors and the New Investor Directors, collectively, the “Investor Directors”), with the Existing Investor Directors initially being Dipanjan Deb, Chris Adams and Stephen LeSieur;

(3) two (2) directors (the “Idea Men Directors”) designated by Idea Men, LLC, one of whom shall be the Company’s then-current chief executive officer (the “CEO Director”), who shall initially be Trevor Bezdek, and the other of whom shall be one of the Founders (the “Founder Director”), who shall initially be Douglas Hirsch; provided, that for so long as there are co-chief executive officers of the Company, and those co-chief executive officers of the Company are both Founders, one shall be deemed to be the CEO Director and the other shall be deemed to be the Founder Director; and

(4) two (2) directors who are not affiliated with any Stockholder (each, an “Independent Director” and, collectively, the “Independent Directors”), with each such Independent Director being designated by the unanimous written consent of the Investor Directors and the Idea Men Directors, with the Independent Directors initially being Agnes Rey Giraud and Jackie Kosecoff; provided, that the New Investor Directors shall have the right at any time and from time to time, without advance notice, to remove and replace one (1) Independent Director with a director designated by the New Investor Directors (in which case, (a) such director shall be deemed to be an additional New Investor Director, (b) the number of New Investor Directors designated by the New Investor pursuant to Section 2(a)(ii)(1) thereafter shall be increased to three (3), and (c) the number of Independent Directors designated by the Investor Directors and Idea Men Directors pursuant to Section 2(a)(ii)(4) thereafter shall be decreased by one (1)); provided, further, that if the New Investor Directors exercise such right at a meeting of the Board, no action of the Board taken at such meeting prior to the exercise of such right shall be effective if such action would not have been approved by the Board but for the vote of the removed Independent Director.

(iii) The Investor Directors and the Idea Men Directors may resolve at any time by unanimous written consent to increase the size of the Board to add additional Independent Directors, with each such additional Independent Director being designated unanimously by the Investor Directors and the Idea Men Directors or such Person(s) as the Investor Directors and the Idea Men Directors so designate by unanimous written consent.

(iv) If for any reason the CEO Director shall cease to serve as the chief executive officer of the Company, each Stockholder shall promptly vote the Shares owned by such Stockholder or over which such Stockholder has voting control (calculated on an as-converted to Common Stock basis), to remove the former chief executive officer of the Company from the Board (if such individual has not previously resigned from the Board) and to elect the new chief executive officer of the Company as the CEO Director (and in the event such individual was serving as the Founder Director, Idea Men, LLC shall replace the Founder Director).

(v) Any director designated or elected as provided in this Section 2(a) (except for the CEO Director) may be removed without cause by, and only by, the affirmative vote of the Stockholders (or directors pursuant to Section 2(a)(ii)(4)) entitled to elect or designate such director pursuant to this Section 2(a), given either at a special meeting duly called for that purpose or pursuant to a written consent. If the Stockholders (or directors pursuant to Section 2(a)(ii)(4)) fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively, pursuant to the provisions of this Section 2(a), then any directorship not so filled shall remain vacant until such time as the Stockholders (or directors pursuant to Section 2(a)(ii)(4)) entitled to designate or elect a Person to fill such directorship by vote or written consent in lieu of a meeting, and no such directorship may be filled other than by the Stockholders entitled to designate or elect a Person to fill such directorship pursuant to this Section 2(a). A vacancy in any directorship shall be filled only by the affirmative vote of the holders of the class of capital stock (calculated on an as-converted to Common Stock basis) (or directors pursuant to Section 2(a)(ii)(4)) entitled to elect such director, given either at a special meeting duly called for that purpose or pursuant to a written consent.

(vi) In connection with an IPO, upon the request of any of the Major Stockholders, each of the Stockholders hereby agree to enter into a voting agreement, pursuant to which the parties thereto will agree to vote in favor of any directors of the Company nominated by the Major Stockholders to preserve the representation of such Major Stockholders on the Board proportional to such representation set forth in this Section 2(a).

(b) Each of Spectrum and the holders of a majority of the Common Stock held by Idea Men, LLC shall have the right to designate one (1) non-voting observer to the Board (each, an “Observer” and, together, the “Observers”), which such Observers shall initially be Vic Parker and Scott Marlette, respectively, who (1) shall have the right to receive (when and as received by members of the Board due notice of and to attend (whether in person or by telephone)) and participate in discussions at (but not vote on any matters on which the directors are entitled to vote) all meetings of the Board and (2) shall be provided with copies of all documents and other information furnished to members of the Board promptly when and as received by the members of the Board; provided, that the Company reserves the right to exclude any of the Observers from access to any material or meeting or portion thereof if such exclusion is reasonably necessary to protect trade secrets or other competitively sensitive information, preserve the attorney-client privilege or in the event the Board reasonably determines that a conflict of interest with respect to any of the Observers may exist.

(c) The Company shall pay all reasonable and customary out-of-pocket expenses incurred by each director and Observer in connection with attending regular and special meetings of the Board. The Company shall at all times maintain directors and officers indemnity insurance coverage reasonably satisfactory to the Board, and the Certificate of Incorporation and the Bylaws shall provide for indemnification and exculpation of all directors to the fullest extent permitted under applicable law.

(d) A quorum of the Board shall consist of four (4) directors, at least one of whom is a New Investor Director, one of whom is an FP Director, one of whom is the Spectrum Director and one of whom is an Idea Men Director.

(e) For each matter that is voted on by the Board or any committee thereof, each director shall be entitled to one vote. Except as set forth in the last proviso of Section 2(a)(ii)(4), an act of the Board or any committee thereof taken at a meeting of the Board or such committee, as applicable, shall require a majority of the votes present at a meeting at which a quorum is present. Any action that is permitted or required to be taken by the Board or any committee thereof may be taken or ratified by written consent setting forth the specific action to be taken or ratified, which written consent is signed by all of the Persons then serving as directors of the Board or members of such committee, as applicable.

(f) In order to secure the obligations of each Stockholder who now or hereafter holds any voting securities to vote such Person’s Shares in accordance with the provisions of this Section 2, each Stockholder hereby appoints the Secretary of the Company (the “Secretary”) as his, her or its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote, if and only if the Stockholder fails to vote or attempts to vote (whether in person, in proxy or by written consent) in a manner which conflicts with or violates the terms of this Section 2 (and then only to the extent of such failure to vote or conflicting vote), all of the Shares owned by such Stockholder (whether now owned or hereafter acquired) for the election and/or removal of directors and all such other matters as expressly provided for in this Section 2. The Secretary may exercise the irrevocable proxy granted to him or her hereunder by any Stockholder if any such Stockholder fails to comply with the provisions of this Section 2. The proxy and power of attorney granted pursuant to this Section 2(f) shall be irrevocable (unless amended in accordance with the terms of this Agreement), and shall survive the death, disability, incompetency, bankruptcy, insolvency or dissolution of any such holder of Shares and the Transfer of all or any portion of such Shares and shall extend to the heirs, successors, assigns and personal representatives of such holder of Shares. Each holder of Shares will, from time to time as reasonably requested by the Secretary, execute and deliver such further instruments, ancillary agreements or other documents or take such other actions as may be necessary or advisable to give effect to, confirm, evidence or effectuate the purposes of the proxy granted by this Section 2(f). No Stockholder shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Section 2. The proxy granted by this Section 2(f) shall cease and be of no further force and effect with respect to any Share upon the Transfer of such Share pursuant to an Approved Sale.

(g) The Investors and Idea Men, LLC, acting collectively by unanimous written consent, shall control the establishment, composition and scope of authority (including any modifications to the foregoing) of (i) each executive committee, compensation committee, audit committee, investment committee, nominating committee or other significant committee of the Board and any other committee created by the Board (including any committee performing the functions usually reserved for the committees described above), and (ii) each board of directors, board of managers or similar governing body, as the case may be, of each Subsidiary of the Company.

(h) The provisions of this Section 2 (other than Section 2(a)(vi) and the last sentence of Section 2(c) above) shall terminate automatically and be of no further force and effect upon the consummation of an IPO in accordance with the terms hereof.

3. Restrictions on Transfer of Shares.

(a) Except for Exempt Transfers, no Stockholder will Transfer any interest in his, her or its Shares without the prior written consent (which consent may be conditioned, delayed or withheld) of (i) the Board and (ii) the New Investor Majority; provided, that approval of the New Investor Majority shall not be required if the Minimum Sale Threshold is met with respect to such Transfer. For the purposes of this Agreement, an “Exempt Transfer” means a Transfer (A) pursuant to an Approved Sale, (B) pursuant to Section 4 (but only as a Tag-Along Stockholder) or (C) a Transfer by a Stockholder to his, her or its Permitted Transferee(s) pursuant to a Permitted Transfer; provided, that if any Stockholder Transfers any interest in Shares in a Permitted Transfer to a Permitted Transferee pursuant to clause (C) and such Person ceases to be a Permitted Transferee of such Stockholder, then such Person shall, upon ceasing to be a Permitted Transferee of such Stockholder, Transfer such interest back to such Stockholder within sixty (60) days of the effective date or judicial declaration that such Person ceases to be a Permitted Transferee.

(b) Additional Restrictions on Transfer.

(i) In connection with the Transfer of any Shares permitted by Section 3(a) (other than pursuant to an Approved Sale or Transfer pursuant to Section 4), the Stockholder making the Transfer will deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer and shall cause the transferee to be bound by this Agreement and to execute and deliver to the Company a joinder to this Agreement in the form attached hereto as Exhibit A.

(ii) No Stockholder shall consummate any Transfer (other than an Exempt Transfer) until twenty-one (21) days after the Offer Notice (as defined in Section 4(a)) has been delivered to the Company and the other Stockholders (the “Election Period”), unless the parties to the Transfer have been finally determined pursuant to Section 4 prior to the expiration of such twenty-one (21)-day period. The date of the first to occur of such events is referred to herein as the “Authorization Date.”

(iii) Unless waived by the Company in writing, and except for a Transfer that constitutes an Exempt Transfer, no Transfer of Shares may be made by any Stockholder unless the holder thereof shall have delivered to the Company prior to such Transfer an opinion of counsel (reasonably satisfactory in form and substance to the Board) to the effect that such Transfer would not violate any federal securities laws.

(iv) No Stockholder that is not a natural Person shall directly or indirectly (1) permit the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such Stockholder or (2) otherwise seek to avoid the provisions of this Agreement by issuing, or permitting the issuance of, any direct or indirect equity or beneficial interest in such Stockholder, in any such case in a manner which would fail to comply with the provisions of this Agreement applicable to such Stockholder if such Stockholder had Transferred Shares directly, unless such Stockholder first complies with the applicable provisions of this Agreement.

(c) Termination of Restrictions. The provisions of this Section 3 shall terminate automatically and be of no further force and effect upon the first to occur of (i) the consummation of an Approved Sale, and (ii) the consummation of an IPO, in each case, in accordance with the terms hereof.

4. Right of First Offer; Tag-Along Rights.

(a) Prior to making any Transfer approved in accordance with Section 3(a) (excluding, for the avoidance of doubt, an Exempt Transfer), the Stockholder seeking to make the Transfer (the “Transferring Stockholder”) shall deliver a written notice (an “Offer Notice”) to the Company and the other Stockholders setting forth the number of Shares to be Transferred, the price per Share of the Shares to be Transferred and the other material terms and conditions of the Transfer (including the identity of the proposed transferee(s), if known). The Offer Notice shall constitute a binding offer to sell the Shares described therein to the Company and the Major Stockholders on the terms and conditions provided in this Section 4(a). First, the Company may elect to purchase all or any portion of the Transferring Stockholder’s Shares to be Transferred upon the same terms and conditions as those set forth in the Offer Notice by delivering a written notice of such election to such Transferring Stockholder within fourteen (14) days after its receipt of the Offer Notice. If within such fourteen (14) day period the Company has not elected to purchase all of such Transferring Stockholder’s Shares to be Transferred, the Major Stockholders may (i) elect to purchase all or any portion of the remaining Shares to be Transferred and/or (ii) elect to participate in the Transfer as a Tag-Along Stockholder in accordance with Section 4(b), upon the same terms and conditions as those set forth in the Offer Notice, by delivering written notice of such election to the Transferring Stockholder within twenty-one (21) days after the Offer Notice has been delivered by the Transferring Stockholder. If the Major Stockholders have elected to purchase, in the aggregate, more than the number of Shares available for purchase by the Major Stockholders, the Shares to be Transferred shall be allocated among the participating Major Stockholders according to each participating Major Stockholder’s Pro Rata Share. Each participating Major Stockholder’s “Pro Rata Share” shall be based upon such participating Major Stockholder’s proportionate ownership of all Shares held by all participating Major Stockholders. If the Company and the Major Stockholders have not elected to purchase all of such Transferring Stockholder’s Shares specified in the Offer Notice, such Transferring Stockholder may, subject to Section 4(b) below, Transfer the Shares specified in the Offer Notice for which no purchase election has been made at a price and on terms no more favorable to the transferee(s) thereof than specified in the Offer Notice, during the sixty (60)-day period immediately following the Authorization Date; provided, that if any governmental authority approvals are required in connection with such Transfer, such sixty (60)-day period shall, if the filings requesting such approvals are made promptly following the execution of the definitive agreement with respect to such Transfer, be extended until the expiration of five (5) business days following the earlier of (x) the date on which all governmental authority approvals are obtained and any applicable waiting periods under applicable law have expired, (y) the date on which any such approvals are denied, and (z) the date on which any such approvals are permanently abandoned. Any Transferring Stockholder’s Shares not Transferred within such sixty (60)-day period (as so extended) shall be subject to the provisions of this Section 4(a) in any subsequent Transfer. If the Company or any of the Major Stockholders have elected to purchase any Shares pursuant to this Section 4, the Transfer of such Shares shall be consummated as soon as practical after the delivery of the election notice(s) to the Transferring Stockholder, but in any event within thirty (30) days after the Authorization Date. The Major Stockholders may assign all or any portion of their repurchase rights under this Section 4(a) to one or more of their Affiliates or Permitted Transferees.

(b) Prior to any Transfer of Shares with respect to which the Transferring Stockholder provided an Offer Notice pursuant to Section 4(a) but with respect to which the Company or the Major Stockholders did not exercise the rights set forth in Section 4(a) in full (a “Tag-Along Sale”), each other Stockholder shall have the right to participate in the proposed Transfer by delivering written notice (together with an unconditional commitment to participate to the Transferring Stockholder prior to the end of the Election Period). The failure by any Stockholder to deliver any such written notice within such period shall be deemed to be an election by such Stockholder not to exercise its participation rights under this Section 4(b) with respect to such contemplated Transfer, and subject to the exercise of tag-along rights by any other Stockholder under this Section 4(b) with respect to such contemplated Transfer, and subject to the exercise of tag-along rights by any other Stockholder under this Section 4(b), the Transferring Stockholder shall thereafter be free to sell the number of Shares identified in the Tag-Along Notice at a per Share price that is no greater than the applicable per Share price set forth in the Tag-Along Notice and on other terms and conditions that are not materially more favorable in the aggregate to the Transferring Stockholder than those set forth in the Tag-Along Notice, without any further obligation to the non-electing Stockholder. If a Stockholder elects to participate in such Transfer (each, a “Tag-Along Stockholder”), such Tag-Along Stockholder shall be entitled to Transfer (and each Tag-Along Stockholder shall be committed to Transfer so long as the Transferring Stockholder remains committed to Transfer) in the contemplated Transfer based on its Pro Rata Share (as defined in Section 4(a), but as applied to all Tag-Along Stockholders including, for these purposes, the Shares owned by the Transferring Stockholder).

(c) Conditions of a Tag-Along Sale.

(i) Each Tag-Along Stockholder participating in the Tag-Along Sale shall receive the same form and amount of consideration per Share to be received by the Transferring Stockholder. In addition, no Transfer of any Shares by the Transferring Stockholder in the Tag-Along Sale shall occur unless the prospective transferee simultaneously purchases the Shares elected to be sold by the Tag-Along Stockholders pursuant to Section 4(b), and if any such Transfer is in violation of this Section 4(c), it shall be null and void pursuant to Section 10.

(ii) Each Tag-Along Stockholder will be obligated to make customary representations in connection with the Tag-Along Sale, if any, with respect to its own organization, authority and ability to enter into the Tag-Along Sale, title to and ownership of its Shares and any brokers’ or similar fees payable by it in connection with the Tag-Along Sale, and shall be required to provide pro rata indemnification (subject to the following two sentences) in respect of, among other things, any representation that specifically relates to the Company or it Subsidiaries or their business. No Tag-Along Stockholder shall be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Tag-Along Sale, other than any representation or warranty that specifically relates to the Company or it Subsidiaries or their business (to the extent that funds may be paid out of an escrow or pursuant to other indemnification provisions established to cover breaches of such representations and warranties). Each Tag-Along Stockholder will be obligated to join on a several and pro rata basis (and not on a joint and several basis) in any purchase price adjustments, indemnification, holdback, escrow or other obligations agreed to by the Transferring Stockholder in connection with Tag-Along Sale (other than any such obligations that relate solely to a particular Tag-Along Stockholder, such as indemnification with respect to representations and warranties given by such Tag-Along Stockholder regarding such Tag-Along Stockholder’s title to and ownership of Shares, in respect of which only such Tag-Along Stockholder will be liable); provided, that each Tag-Along Stockholder’s liability with respect to such indemnification obligations will not exceed the lesser of (A) the aggregate amount of consideration received and retained by, or held in escrow or otherwise withheld on behalf of, such Tag-Along Stockholder in connection with or pursuant to such Tag-Along Sale and (B) such Tag-Along Stockholder’s pro rata share of such obligations.

(d) Each Stockholder participating in any Tag-Along Sale pursuant to Section 4(b) will bear its pro rata share of the costs of such sale to the extent such costs are incurred for the benefit of all holders of Shares participating in such Tag-Along Sale and are not otherwise paid by the acquiring party. Costs incurred by Stockholders on their own behalf in connection with any Tag-Along Sale pursuant to Section 4(b) will not be considered costs of the sale hereunder. Each participating Tag-Along Stockholder will take all actions reasonably requested by the Transferring Stockholder in connection with the consummation of any Tag-Along Sale pursuant to Section 4(b), provided that such Tag-Along Stockholder shall only be required to execute and deliver agreements, documents and instruments consistent with the agreements, documents and instruments being entered into and delivered by the Transferring Stockholder.

(e) Subject to the requirements and conditions applicable to any Tag-Along Sale set forth in this Section 4 and the other applicable provisions of this Agreement, the Transferring Stockholder shall have sixty (60) days following the Authorization Date in which to consummate the proposed Transfer, at a price no less than the applicable per Share price set forth in the Tag-Along Notice and on other terms not materially less favorable in the aggregate to the Transferring Stockholder than those set forth in the Offer Notice; provided, that if any governmental authority approvals are required in connection with such Tag-Along Sale, such sixty (60)-day period shall, if the filings requesting such approvals are made promptly following the execution of the definitive agreement with respect to such Transfer, be extended until the expiration of five (5) business days following the earlier of (x) the date on which all governmental authority approvals are obtained and any applicable waiting periods under applicable law have expired, (y) the date on which any such approvals are denied, and (z) the date on which any such approvals are permanently abandoned. If at the end of such sixty (60)-day period (as so extended) the Transferring Stockholder has not completed the proposed Transfer, such Transferring Stockholder may not then affect a Transfer that is subject to this Section 4 without again fully complying with the provisions of this Section 4.

(f) The rights and obligations set forth in this Section 4 shall not apply to, and shall terminate upon the first to occur of (i) the consummation of an Approved Sale or (ii) the consummation of an IPO, in each case, in accordance with the terms of this Agreement.

5. Sale of the Company.

(a) Each Stockholder hereby agrees that if at any time the Board and, if required pursuant to Section 11(b)(i), the New Investor Majority, approves a Sale of the Company (an “Approved Sale”), each Stockholder will vote for (to the extent permitted to vote for) and shall be deemed to have consented to and agree to raise no objections against (and confirm such consent in writing) such Approved Sale and the process by which such transaction was arranged, so long as such Approved Sale complies with this Section 5. Without limiting the foregoing, if the Approved Sale is structured (i) as a merger or consolidation, each Stockholder will waive any dissenters rights, appraisal rights or similar rights in conjunction with such merger or consolidation, (ii) as a sale of Shares, each Stockholder will agree to sell and surrender its Shares (or portion thereof) on the terms and conditions approved by the Board, or (iii) as a sale of assets, each Stockholder will vote in favor of (to the extent permitted to vote for) such transaction and any subsequent liquidation or other distribution of the proceeds therefrom in accordance with the Certificate of Incorporation. Subject to Section 5(c) below, the Company and each Stockholder will take all actions reasonably requested by the Board to effectuate the consummation of an Approved Sale, including the execution of all agreements, documents and instruments in connection therewith requested by the Board; provided, that in no event shall Idea Men, LLC or any individual equityholder thereof or any other Stockholder serving as a senior executive of the Company at such time be required in connection with an Approved Sale to execute any agreement, document or instrument having terms to which the other Stockholders are not also bound other than (x) an “at-will” employment agreement for the benefit of the acquirer (provided, that such employment agreement shall not include any requirement of the employee to (i) forfeit consideration or otherwise pay a penalty upon termination of employment, (ii) relocate such employee’s primary place of work by more than thirty (30) miles, (iii) accept a material reduction in employee’s salary or benefits, or (iv) accept a material reduction in employee’s responsibilities) or (y) a non-competition, non-solicitation or similar agreement in favor of the acquirer containing restrictive covenants on terms and conditions that are reasonable and customary for Persons serving in the capacities such Persons are serving as of the consummation of such Approved Sale in comparable transactions. For the avoidance of doubt, subject to Section 5(c) below, the obligations of the Stockholders pursuant to this Section 5 in connection with an Approved Sale shall apply irrespective of the amount of consideration, if any, to be paid to the Stockholders in respect of their Shares pursuant to the Approved Sale.

(b) The Board shall exercise its rights pursuant and subject to this Section 5 by delivering a written notice (the “Approved Sale Notice”) to each Stockholder no more than five (5) days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Approved Sale and, in any event, no later than ten (10) days prior to the closing date of such Approved Sale. The Approved Sale Notice shall describe in reasonable detail the material terms and conditions of the Approved Sale and shall include copies of all such executed definitive agreement and the exhibits and appendices thereto.

(c) The obligations of the Stockholders under this Section 5 are subject to the satisfaction of the following conditions:

(i) Upon the consummation of the Approved Sale, each Stockholder shall receive the same form of consideration and portion of the aggregate consideration available to be distributed to the Stockholders in connection with such Approved Sale that such Stockholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Certificate of Incorporation as in effect immediately prior to such Approved Sale.

(ii) If any Stockholder is given an option as to the form and amount of consideration to be received in such Approved Sale, each Stockholder shall be given the same option; provided, that the condition that each holder of Shares receive, or is provided with the same option to receive, the same form of consideration shall be deemed satisfied if holders of Shares who are employees of the Company are required to “roll over” a portion of their investment in the Company and thus receive, to the exclusion of others, securities of the entity acquiring the Company in exchange for all or a portion of their Shares.

(iii) Each Stockholder will be obligated to make customary representations in connection with the Approved Sale, if any, with respect to its own organization, authority and ability to enter into the Approved Sale, title to and ownership of its Shares and any brokers’ or similar fees payable by it in connection with the Approved Sale, and shall be required to provide pro rata indemnification (subject to the following two sentences) in respect of, among other things, any representation made by the Company or its Subsidiaries. No Stockholder shall be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Approved Sale, other than the Company to the extent that funds may be paid out of an escrow or pursuant to other indemnification provisions established to cover breaches of representations, warranties and covenants of the Company. Each Stockholder will be obligated to join on a several and pro rata basis (and not on a joint and several basis) in any purchase price adjustments, indemnification, holdback, escrow or other obligations approved by the Board in connection with an Approved Sale (other than any such obligations that relate solely to a particular Stockholder, such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of Shares, in respect of which only such Stockholder will be liable); provided, that each Stockholder’s liability with respect to such indemnification obligations will not exceed the lesser of (a) the aggregate amount of consideration received and retained by, or held in escrow or otherwise withheld on behalf of, such Stockholder in connection with or pursuant to such Approved Sale and (b) such Stockholder’s pro rata share of such obligations.

(iv) If the Company enters into a negotiation for an Approved Sale, including an Approved Sale transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Stockholders that do not qualify as an “accredited investor” for purposes of applicable U.S. federal and state securities laws and regulations will, at the request of the Board, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Board. If any Stockholder appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any Stockholder declines to appoint the purchaser representative designated by the Company, such Stockholder will appoint another purchaser representative, and such Stockholder will be responsible for the fees of the purchaser representative so appointed.

(d) Each Stockholder will bear on a pro rata basis the expenses incurred by the Stockholders in connection with an Approved Sale to the extent any such expenses are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party, such payment to be made through a reduction in the consideration that is to be received by such Stockholder in connection with such Approved Sale. Costs incurred by Stockholders on their own behalf will not be considered costs of the transaction hereunder.

(e) In connection with an Approved Sale, if requested by the Board, each Stockholder shall enter into an agreement pursuant to which such Stockholder shall irrevocably appoint the Investors, collectively, or their designee (the “Representative”) as the representative, agent, proxy and attorney-in-fact of such Stockholder for all purposes in connection with such Approved Sale, including granting to the Representative the full power and authority in connection with such Approved Sale to (i) enforce any right, benefit or entitlement of such Stockholder, (ii) execute and deliver all amendments, waivers and other documents, necessary, proper, required, contemplated or deemed advisable by the Representative, (iii) negotiate, compromise and/or settle disputes, (iv) receive and distribute funds (including in making payments of expenses) and (v) receive notices, in each case, for and on behalf of such Stockholder in connection with such Approved Sale.

(f) If any holder of Shares (or warrants, options or other rights to acquire Shares) does not, in connection with an Approved Sale, execute and/or deliver all transfer and other documents required to be executed and/or delivered (subject to the limitations set forth in Section 5(a) hereof), and take all other actions required to be taken, by such holder pursuant to this Section 5 in respect of all of the Shares (or warrants, options or other rights to acquire Shares) held by such holder, such defaulting holder shall be deemed to have irrevocably appointed each and any member of the Board (or any officer appointed by the Board), acting individually, to be such holder’s agent and attorney-in-fact to execute and/or deliver all necessary transfer and other documents, and take all other necessary actions, on such holder’s behalf in connection with such Approved Sale in accordance with this Section 5.

6. Public Offerings.

(a) Recapitalization. In the event that the Board and, if required pursuant to Section 11(b)(ii), the New Investor Majority, approves a Public Offering, then each Stockholder will vote for, consent to and raise no objections against such proposed Public Offering, and will take all such other actions reasonably requested by the Board in connection with the consummation of such Public Offering, including compliance with the requirements of all laws and regulatory bodies which are applicable to or which have jurisdiction over such Public Offering and waiving any dissenters’ rights, appraisal rights, approval rights or similar rights in connection with such Public Offering, and executing all agreements, documents and instruments in connection therewith.

(b) Holdback Agreement. No Stockholder shall sell, Transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, from the date on which the Company gives notice to the Stockholders that a preliminary prospectus has been circulated for a Public Offering to the date that (x) one hundred eighty (180) days following the date of the final prospectus for an IPO or (y) ninety (90) days for any subsequent Public Offering. Notwithstanding the foregoing, the obligations of the Major Stockholders under this Section 6(b) may be waived or reduced by the lead managing underwriter of the applicable Public Offering; provided, that any such waiver or reduction shall apply to each Major Stockholder on a pro rata basis.

7. Issuance of Additional Securities.

(a) If, after the date hereof, the Company authorizes the issuance or sale of any debt or Equity Securities of the Company or any Subsidiary of the Company, the Company shall, subject to Section 7(b) below, offer to sell to each Major Stockholder, and each Major Stockholder shall have the right to purchase, at the same price and on the same economic terms as such securities are to be offered by the Company, up to such Major Stockholder’s pro rata ownership of the as-converted capital stock of the Company held by all Major Stockholders (“Pro Rata Portion”) of each class or series of such securities proposed to be issued; provided, that if all Persons entitled to purchase or receive any class or series of such offered securities are required to also purchase other securities of the Company, each Major Stockholder exercising its rights pursuant to this Section 7 shall also be required to purchase such other securities (on the same terms and conditions) that such other Persons are required to purchase.

(b) Notwithstanding the foregoing, the provisions of this Section 7 shall not be applicable to the issuance by the Company of debt securities or Equity Securities of the Company or any of its Subsidiaries (i) upon the conversion or exchange of shares of one class of capital stock into shares of another class, (ii) as a stock dividend or any stock split or other subdivision or combination of the outstanding Equity Securities (provided that all Stockholders are offered to participate pro rata in connection therewith), (iii) as deal consideration in connection with a bona fide business acquisition, merger or similar transaction approved by the Board involving the Company or any of its Subsidiaries (and excluding the issuance of any Equity Securities in connection with the financing of such transaction), (iv) in connection with a bona fide debt financing approved by the Board from a commercial bank or similar lending institution or modification of existing debt financing terms approved by the Board in which the Investors are not the lead sources of such debt financing, (v) pursuant to a commercial lending transaction with a leasing entity and approved by the Board, (vi) to employees, officers or directors of, or consultants or advisors to, the Company or its Subsidiaries pursuant to restricted stock purchase agreements, stock option plans (including the exercise of options thereunder) or similar arrangements approved by the Board, or (vii) in connection with strategic transactions approved by the Board involving the Company or any of its Subsidiaries and other entities, including joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements. Notwithstanding the foregoing, the exclusions provided in the foregoing clauses (iii), (iv), (v) and (vii) shall not apply to the extent that the Investors or any of their Affiliates (other than the Company and its Subsidiaries) are offered or entitled to participate in the relevant transaction or have an interest in such transaction other than in each of the instances described in the foregoing clauses (iii), (v) and (vii) in their capacity as an existing Stockholder (and if such participation or interest exists, the provisions of Section 7(a) shall apply in full), and the exclusions provided in the foregoing clause (vi) shall not apply to the extent any Person offered securities pursuant thereto is employed or remunerated by any Investor or any of the their respective Affiliates (other than the Company and its Subsidiaries).

(c) In order to exercise its purchase rights under this Section 7, an Major Stockholder must, within ten (10) days after receipt of written notice from the Company (the “Issuance Notice”) describing in reasonable detail the material terms and conditions of the proposed issuance or sale, including the number and description of securities being offered, proposed issuance date, the proposed price per share (or equivalent terms) of the securities, the payment terms and such Major

Stockholder’s percentage allotment, and a description of any other securities or instruments being issued or sold as a unit with the securities that by the terms of the issuance or sale of securities must be purchased with the securities, deliver a written notice to the Company describing its election hereunder and specifying the number (or value, as applicable) of securities it desires to purchase up to its Pro Rata Portion and any other securities it desires to purchase, and the failure by any Major Stockholder to deliver any such written notice within such ten (10)-day period shall be deemed to be an election by such Major Stockholder not to exercise its purchase rights under this Section 7, but shall not affect its rights with respect to any future issuances or sales of securities. The closing of any purchase by any Major Stockholder shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any such securities, the Company shall deliver the securities free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof and applicable securities laws), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such securities shall be, upon issuance thereof to such purchasers and after payment therefor, duly authorized, validly issued, fully paid and non-assessable.

(d) Upon the expiration of the ten (10)-day period described in Section 7(b), the Company shall be entitled to sell such securities to the proposed recipient(s) thereof which the Major Stockholders have not elected to purchase under this Section 7 during the ninety (90) days following such expiration on terms not materially less favorable in the aggregate to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided, that, for the avoidance of doubt, the price at which the securities are sold to the proposed recipient(s) is at least equal to or higher than the purchase price described in the Issuance Notice; provided, further, that if any governmental authority approvals are required in connection with such Transfer, such ninety (90)-day period shall, if the filings requesting such approvals are made promptly following the execution of the definitive agreement with respect to such Transfer, be extended until the expiration of five (5) business days following the earlier of (x) the date on which all governmental authority approvals are obtained and any applicable waiting periods under applicable law have expired, (y) the date on which any such approvals are denied, and (z) the date on which any such approvals are permanently abandoned. Any securities proposed to be offered or sold by the Company under Section 7(b) after such ninety (90)-day period (as so extended), or at a price not complying with the immediate preceding sentence, must be reoffered to the Major Stockholders pursuant to the terms of this Section 7.

(e) Notwithstanding anything to the contrary herein, each Major Stockholder may assign his, her or its rights to purchase pursuant to this Section 7 to any of their respective Affiliates or Permitted Transferees who upon such exercise shall agree in writing to be bound by the provisions of this Agreement.

(f) The provisions of this Section 7 shall not apply to, and shall terminate upon the first to occur of (i) the consummation of an Approved Sale or (ii) the consummation of an IPO, in each case, in accordance with the terms hereof.

(g) By entering into this Agreement, each of the Major Stockholders that are parties to the Stockholders Agreement waives its rights under Section 7 of the Stockholders Agreement to purchase its pro rata portion of the Shares being issued to the New Investor pursuant to the Purchase Agreement.

8. Restrictive Legend. Each certificate evidencing Shares and each certificate issued in exchange for or upon the transfer of any Shares will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF October 12, 2018, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS, AS THE SAME MAY BE AMENDED OR MODIFIED FROM TIME TO TIME. A COPY OF SUCH STOCKHOLDERS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The legend set forth above will be removed promptly from the certificates evidencing any Shares that have been sold in a Public Offering.

9. Additional Stockholders. In connection with the issuance of any additional Equity Securities of the Company to any Person that is not a Stockholder hereunder, the Company shall, unless waived by the Investors, cause such Person to become a party to this Agreement and succeed to all of the rights and obligations of a Stockholder under this Agreement by obtaining an executed counterpart signature page to this Agreement (or a joinder agreement in the form attached hereto as Exhibit A) and, as applicable in the discretion of the Board, an executed spousal consent, and, upon such execution, such Person shall, unless waived by the Investors, for all purposes be an “Other Stockholder” party to this Agreement, and the addition of such Person as a party hereto shall not in and of itself be deemed to be an amendment, modification, or waiver hereof.

10. Transfers in Violation of Agreement. Any Transfer or attempted transfer of any Shares in violation of any provision of this Agreement will be void, and the Company will not record such purported transfer on its books or treat any purported transferee of such Shares as the owner of such Shares for any purpose.

11. Covenants. The following covenants shall apply until the earlier of (i) the consummation of an Approved Sale, and (ii) the consummation of an IPO, in each case, in accordance with the terms hereof (provided, that, for the avoidance of doubt, such Approved Sale or IPO shall, itself, require the prior written consent specified under Section 11(b)(i) or Section 11(b)(ii), as applicable if required pursuant to the terms thereof):

(a) Certain Negative Covenants for the Benefit of the Major Stockholders.

(i) Without the prior written consent of (A) the FP Majority, (B) the Spectrum Majority, or (C) the Idea Men, LLC Majority, as applicable, the Stockholders and the Company shall not (and the Company shall cause each of its Subsidiaries not to) amend, supplement, modify, alter, repeal, terminate or waive any provision of the Organizational

Documents of the Company or any of its Subsidiaries, or file any amendment, resolution or certificate with respect to the Organizational Documents of the Company or any of its Subsidiaries with any Secretary of State if such amendment or waiver would have an adverse and disproportionate effect on FP, Spectrum or Idea Men, LLC, respectively, as applicable, compared to its effect on any other Major Stockholder; or

(ii) Without the prior written consent of (A) the FP Majority, (B) the Spectrum Majority, and (C) the Idea Men, LLC Majority, the Stockholders and the Company shall not (and the Company shall cause each of its Subsidiaries not to), make any payment to or engage in any transaction with any Stockholder, executive officer or director of the Company or any of its Subsidiaries or Affiliates, relatives or members the Family Group of any such Person, as applicable, other than (A) as permitted in this Agreement, the Investor Rights Agreement or any director indemnification agreement, (B) the issuance (contingent or otherwise) of any Equity Securities or debt securities in a financing or offering by the Company in which the Major Stockholders are provided with preemptive rights pursuant to Section 7, (C) the payment of any dividends or distributions on a pro rata basis to all Stockholders, (D) with respect to compensation arrangements with officers, pursuant to reasonable and customary arrangements approved by the Board or the Compensation Committee thereof, (E) ordinary course commercial relationships between the Company or any of its Subsidiaries on the one hand, and any of the portfolio companies of the Investors, on the other hand, on arm’s-length terms available from an Independent Third Party, or (F) transactions between or among the Stockholders not involving the Company or any of its Subsidiaries.

(b) Certain Negative Covenants for the Benefit of the New Investor. Without the prior written consent of New Investor Majority, the Stockholders and the Company shall not (and the Company shall cause each of its Subsidiaries not to):

(i) Enter into any agreement with respect to, or consummate, a Sale of the Company or permit or consummate a Transfer of Shares by any Stockholder, other than pursuant to a transaction in which the Minimum Sale Threshold is met;

(ii) Enter into any agreement with respect to, or consummate, an IPO unless the price per Share at which each Common Equivalent Share is sold to the public in such IPO (together with all dividends and distributions paid on each Common Equivalent Share after the date hereof and prior to the date of determination) is equal to at least: (A) prior to the fourth anniversary of the date hereof, one and one quarter (1.25) times the Original Purchase Price, and (B) on or following the fourth anniversary of the date hereof, one (1) time the Original Purchase Price;

(iii) Amend, supplement, modify, alter, repeal, terminate or waive any provision of the Organizational Documents of the Company or any of its Subsidiaries, or file any amendment, resolution or certificate with respect to the Organizational Documents of the Company or any of its Subsidiaries with any Secretary of State, if such amendment or waiver would have an adverse and disproportionate effect on the New Investor as compared to its effect on any other Major Stockholder;

(iv) Make any payment to or engage in any transaction with any Stockholder, executive officer or director of the Company or any of its Subsidiaries or Affiliates, relative or member of the Family Group of any such Person, as applicable, other than (A) as permitted in this Agreement, the Investor Rights Agreement or any director indemnification agreement, (B) the issuance (contingent or otherwise) of any Equity Securities or debt securities in a financing or offering by the Company in which the Existing Investors are provided with preemptive rights pursuant to Section 7, (C) the payment of any dividends or distributions on a pro rata basis to all Stockholders, (D) with respect to compensation arrangements with officers, pursuant to reasonable and customary arrangements approved by the Board or the Compensation Committee thereof, or (E) ordinary course commercial relationships between the Company or any of its Subsidiaries on the one hand, and any of the portfolio companies of the Investors, on the other hand, on arm’s-length terms available from an Independent Third Party, or (F) transactions between or among the Stockholders not involving the Company or any of its Subsidiaries; or

(v) For as long as any Preferred Stock remains outstanding, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of any Equity Securities which are senior to, or pari passu with, the Preferred Stock with respect to liquidation preference, dividends or distributions.

12. Confidentiality.

(a) Each Stockholder acknowledges and agrees that he, she or it may receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries (the “Confidential Information”). Each Stockholder agrees that he, she or it will not, for so long as such Stockholder holds any Shares and for a period of two (2) years following the date upon which such Stockholder ceases to own any Shares, directly or indirectly, use any Confidential Information for any reason or purpose whatsoever not related to his, her or its investment in the Company and not disclose the Confidential Information, except (i) to authorized representatives and employees of the Company or the Subsidiaries and as otherwise may be proper in the course of performing such Stockholder’s obligations, or enforcing such Stockholder’s rights, under this Agreement, or (ii) as part of such Stockholder’s normal reporting or review procedure, or in connection with such Stockholder’s or such Stockholder’s Affiliates’ normal fundraising, marketing, informational or reporting activities, or to such Stockholder’s (or any of its Affiliates’) Affiliates, employees, auditors, attorneys, valuation firms or other agents, or (iii) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental entity, or by subpoena, summons or legal process, or by law, rule or regulation (provided, that the Stockholder required to make such disclosure pursuant to this clause (iii) shall provide to the Board prompt notice of such requirement unless legally prohibited). For purposes of this Section 12, Confidential Information shall not include any information which (x) such Person became aware of prior to its affiliation with the Company or its Subsidiaries, (y) such Person develops independently or learns from sources other than the Company or its Subsidiaries (provided, that such Person does not know or have reason to know, at the time of such Person’s disclosure of such information, that such information was acquired by such source through violation of law, or breach of contractual confidentiality obligations or breach of fiduciary duties), or (z) is disclosed in a prospectus or other documents for dissemination to the public.

(b) Notwithstanding anything in this Section 12 to the contrary, (i) each of the Investors may provide to its limited partners and prospective limited partners and those of its Affiliates (w) the name and a general description of the Company, (x) the fact that such Investor has an investment in the Company, (y) the fair market value of such Investor’s interest in the Company, and (z) such ratios and performance information as may be calculated by such Investor using the Confidential Information, and (ii) each of the Investors and its Affiliates may, in publicly available materials, describe in general terms its relationship with the Company and its Subsidiaries as an investor therein so long as such description is factual in nature, does not include any terms contemplated by this Agreement, the Purchase Agreement or the other agreements entered into connection herewith or therewith and does not include the price, value or size of such Investor’s investment in the Company and its Subsidiaries.

13. Definitions.

“1% Owner” means any Person who, immediately prior to the contemplated transaction, owns in excess of one percent (1%) of the outstanding capital stock of the Company or any Subsidiary thereof.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided, that any Person formed or existing solely for the purpose of investing in the Company or its Subsidiaries (other than a parallel fund or alternative investment vehicle sponsored or managed by such Stockholder or any of its Affiliates) shall not be deemed an Affiliate of such particular Person.

“Bylaws” means the Bylaws of the Company, as amended from time to time in accordance with its terms.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as filed with the Secretary of State of Delaware, and as amended from time to time in accordance with its terms.

“Common Equivalent Share” means at any date of determination, (i) as to any outstanding Shares of Common Stock issued to or held by any Stockholder, such number of Shares of Common Stock, and (ii) as to any other outstanding Equity Securities which constitute Shares, the maximum number of Shares of Common Stock for which or into which such Equity Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Common Equivalent Shares is to be determined).

“Equity Securities” means, with respect to any Person, any capital stock, partnership, membership or similar interest or other indicia of equity ownership (including, any option, warrant, profits interests or similar right or security convertible, exchangeable or exercisable therefor or other instrument, the value of which is based on any of the foregoing) in such Person.

“Family Group” means, with respect to any Stockholder that is a natural person, such Stockholder’s spouse and descendants (whether natural or adopted), and any trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such Stockholder or such Stockholder’s spouse and/or descendants that is and remains solely for the benefit of such Stockholder and/or such Stockholder’s spouse and/or descendants (any such trust, family limited partnership, limited liability company or other entity, a “Family Group Entity”).

“FP Majority” the holders of a majority of the Shares held by FP.

“Healthcare Entity” means any Person engaged, directly or indirectly, in a business that operates principally in the healthcare industry (including, without limitation, Red Ventures) and any plan, endowment, association or other Person operated or managed by or affiliated with a healthcare provider (including, without limitation, health systems or health plans); provided that for purposes hereof, a Person shall not be deemed to be a Healthcare Entity as a result of direct or indirect passive equity investment.

“Idea Men, LLC Majority” the holders of a majority of the Shares held by Idea Men, LLC.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, (i) is not a 1% Owner, (ii) is not an Affiliate of a 1% Owner or an Investor, (iii) is not an Affiliate of the Company or any Subsidiary thereof, and (iv) is not a Permitted Transferee of any of the foregoing Persons.

“Investor Rights Agreement” means that certain Amended and Restated Investor Rights Agreement, dated the date hereof, by and among the Company, the Investors and Idea Men, LLC.

“IPO” means the initial sale pursuant to a registration statement filed under the Securities Act of the Common Stock and any other class or series of shares of capital stock hereafter created by the Company.

“Major Stockholders” means Idea Men, LLC and the Investors.

“Minimum Sale Threshold” means, in any Transfer of Shares, that the price per Common Equivalent Share of the Shares being Transferred to be paid at the closing of such Transfer, whether paid in cash, securities or other non-cash consideration (together with all dividends and distributions paid on each Common Equivalent Share after the date hereof and prior to the date of determination) is greater than or equal to (x) through the fourth anniversary of the date hereof, one and a half (1.5) times the Original Purchase Price, and (y) thereafter, one (1.0) times the Original Purchase Price (provided, that the value of any non-cash consideration shall be mutually determined by the Board and the New Investor acting reasonably and in good faith).

“New Investor Majority” the holders of a majority of the Shares held by the New Investor.

“New Investor Syndication” means any Transfer by the New Investor, in one or more transactions within one hundred eighty (180) days following the date hereof, of a number of Shares acquired by the New Investor pursuant to the Purchase Agreement with an aggregate Original Purchase Price of up to $110,000,000 (the “Syndication Cap”), to one or more entities controlled by Silver Lake Management Company V, L.L.C. or its Affiliates (each, an “Aggregator”); provided that no member or limited partner (other than Silver Lake Management Company V, L.L.C. or its Affiliates) of an Aggregator is a Healthcare Entity; provided, further, that the Syndication Cap shall be reduced dollar-for-dollar for the Original Purchase Price of any Shares acquired by (a) an Aggregator which is not otherwise an Affiliate at the Closing or (b) Red Ventures Holdco, LP or any of its Subsidiaries.

“Organizational Documents” means, with respect to any Person (other than an individual), the legal document(s) by which such Person establishes its legal existence or which govern its internal affairs, including (i) the certificate or articles of incorporation or organization and any limited liability company, operating or partnership agreement adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws and equity holders agreements to which such Person is a party relating to the organization or governance of such Person, in each case, as amended, supplemented or otherwise modified from time to time.

“Original Purchase Price” means $5.94054 per Common Equivalent Share, as adjusted for stock splits, stock dividends and the like.

“Permitted Transfer” means (i) as to any Stockholder, any Transfer of Shares by such Stockholder to such Stockholder’s Permitted Transferee(s) and (ii) as to the New Investor, any New Investor Syndication; provided, in each case, that (1) the restrictions contained herein will continue to be applicable to such Shares after any such Permitted Transfer, (2) the transferee(s) of such Shares shall have agreed in writing to be bound by the provisions of this Agreement and the related agreements contemplated hereby with respect to the Shares so transferred and (3) the transferee(s) of such Shares is an “accredited investor” and a sophisticated investor for purposes of applicable U.S. federal and state securities laws and regulations and is able to evaluate the risks and benefits of the investment in the Shares.

“Permitted Transferee” means (i) as to any Stockholder that is a natural person, such Stockholder’s Family Group, (ii) as to any Stockholder that is a Family Group Entity, to the beneficiaries, owners and/or interest holders in such Family Group Entity, or to another Family Group Entity, (iii) as to any Stockholder that is not a natural person, such Stockholder’s Affiliates, which shall include any parallel fund or alternative investment vehicle sponsored or managed by such Stockholder or any of its Affiliates; provided that, for purposes of this definition, the terms “Affiliate” and “Permitted Transferee” shall not include (A) any portfolio company of such Stockholder, or (B) any Healthcare Entity, (iv) as to Idea Men, LLC, any member of such entity that is a Founder or such Founder’s Family Group or Family Group Entity, and (v) as to the New Investor, any transferee of Shares pursuant to a New Investor Syndication.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means the sale in an underwritten public offering registered under the Securities Act of Shares.

“Sale of the Company” means any transaction or series of related transactions (whether by merger, consolidation, sale or transfer of securities, sale or transfer of assets or otherwise) pursuant to which one or more Independent Third Parties acquire, directly or indirectly, (A) at least fifty percent (50%) of the Shares or the right to elect a majority of the Company’s board of directors, or (B) all or substantially all of the Company’s assets determined on a consolidated basis (whether by transfer, assignment, exclusive license or other disposition).

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statue, rules, or regulations. Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Shares” means (i) any shares of Common Stock, (ii) any shares of Preferred Stock and (iii) any shares of capital stock or other Equity Securities issued or issuable directly or indirectly with respect to the capital stock referred to in clauses (i), (ii) and (iii) of this definition by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (iv) any other shares of any class or series of capital stock of the Company.

“Spectrum Majority” means the holders of the majority of the Shares held by Spectrum.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Transfer” means, a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly (pursuant to the transfer of an economic or other interest, the creation of a derivative security or otherwise), the grant of an option or other right or the imposition of a restriction on disposition or voting or by operation of law; provided, that with respect to the Investors and their Permitted Transferees, a transfer of equity interests of an entity not formed for the purpose of directly or indirectly investing in the Company shall not be a Transfer hereunder.

14. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Complete Agreement. Except as otherwise expressly set forth herein, this Agreement, the Certificate of Incorporation, the Bylaws, the Investor Rights Agreement, and the other documents expressly referred to herein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

16. Counterparts. This Agreement may be executed in multiple counterparts, none of which need contain the signature of more than one party hereto but each of which will be deemed an original and all of which taken together will constitute one and the same agreement.

17. Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and their respective successors and assigns, so long as they hold Shares.

18. Remedies. Each of the parties to this Agreement will be entitled to enforce their rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

19. Amendment and Waiver. No provision of this Agreement may be amended, modified or, except as otherwise provided herein, waived except with the prior written consent of the Board and the Stockholders party to this Agreement representing of a majority of the Shares held by such Stockholders; provided, however, that no amendment or waiver that would adversely affect the rights of any Stockholder shall be effective against such Stockholder without such Stockholder’s prior written consent, except for any amendment to this Agreement to add as a party hereto any Person who acquires Shares or other capital stock of the Company in accordance with the terms of this Agreement and reflect the rights granted to such Person(s) (whether such rights are the same as or superior to the rights of the Stockholders). No course of dealing or the failure of any party to enforce any of the provisions of this Agreement will in any way operate as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

20. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when (a) delivered personally to the recipient, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient and, if not, then on the next business day (provided, that such notice under this clause (b) shall not be effective unless within one (1) business day of the notice a copy of such notice is dispatched to the recipient by first class mail), (c) one (1) business day after it is sent to the recipient by reputable overnight courier service (charges prepaid), or (d) five (5) business days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications will be sent to the Company and each Stockholder at such mailing address or email address as set forth on the Schedule of

Stockholders attached hereto or to such mailing address or email address as subsequently modified by written notice delivered pursuant to this Section 20. Any notice to the Company shall also be delivered to Kirkland & Ellis LLP, 3330 Hillview Avenue, Palo Alto, California 94304, Attention: Adam D. Phillips, Facsimile: (650) 859-7500.

21. Governing Law. The corporate law of the State of Delaware will govern all issues and questions concerning the relative rights and obligations of the Company and its stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

22. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday, or legal holiday in the State of Delaware or the jurisdiction in which the Company’s principal office is located, the time period will automatically be extended to the business day immediately following such Saturday, Sunday, or legal holiday.

23. Descriptive Headings; Interpretation; No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Except as otherwise expressly provided herein, reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

24. Consent to Jurisdiction. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Agreement must be brought exclusively in a federal district court or a state court located in Wilmington, Delaware. Each party hereby consents and submits to the exclusive jurisdiction of such courts. No legal action, suit or proceeding with respect to this Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any dispute, action, suit or proceeding brought in such court has been brought in an improper or inconvenient forum or venue.

25. Dealings with the Investor Group. Each of the Company and the Stockholders acknowledges and agrees that: (a) the Investors and their respective Affiliates, stockholders, directors, officers, controlling persons, partners, members and employees (collectively, the “Investor Group”) (i) have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the Company and any of its Subsidiaries or areas in which the Company or any of its Subsidiaries may in the future engage in business) and in related businesses other than through the Company or any of its Subsidiaries, (ii) may develop relationships with businesses that are or may be competitive with the Company or any of its Subsidiaries and (iii) will not be prohibited by virtue of its investment in the Company, or the service on the Board or any Subsidiary’s board of directors by one of its designees, from pursuing and engaging in any such activities; (b) neither the Company nor any other Stockholder shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; and (c) no member of the Investor Group shall be obligated to present any particular investment or business opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be undertaken by the Company, and in fact, each member of the Investor Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other persons. Each of the Company and the Stockholders hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such person may otherwise have in connection with the matters described in this Section 25.

26. Understanding Among the Stockholders. It is acknowledged by each Stockholder that no Stockholder has acted as an agent of any other Stockholder in connection with making its investment hereunder and that no Stockholder shall be acting as an agent of any other Stockholder in connection with monitoring its investment hereunder.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement on the date first above written.

GOODRX HOLDINGS, INC.

By:	/s/ Douglas J. Hirsch
Name:	Douglas J. Hirsch
Title:	President and Co-Chief Executive Officer

Signature Page to Amended and Restated Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement on the date first above written.

NEW INVESTOR:

SLP GEOLOGY AGGREGATOR, L.P.

By: SLP Geology GP, L.L.C., its general partner

By: Silver Lake Technology Associates V, L.P., its managing member

By: SLTA V (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

By:	/s/ Greg Mondre
Name:	Greg Mondre
Title:	Managing Director

Signature Page to Amended and Restated Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement on the date first above written.

EXISTING INVESTORS:

FRANCISCO PARTNERS IV, L.P.

By: Francisco Partners GP IV, L.P. Its: General partner

By: Francisco Partners GP IV Management Limited Its: General partner

By:	/s/ Chris Adams
Name:	Chris Adams
Title:	Authorized Signatory

FRANCISCO PARTNERS IV-A, L.P.

By: Francisco Partners GP IV, L.P. Its: General partner

By: Francisco Partners GP IV Management Limited Its: General partner

By:	/s/ Chris Adams
Name:	Chris Adams
Title:	Authorized Signatory

Signature Page to Amended and Restated Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the date first above written.

EXISTING INVESTORS:

SPECTRUM VII INVESTMENT MANAGERS’ FUND, L.P.

By: SEA VII Management, LLC, its general partner

By:	/s/ Stephen LeSieur
Stephen LeSieur
Managing Director

SPECTRUM VII CO-INVESTMENT FUND, L.P.

By: SEA VII Management, LLC, its general partner

By:	/s/ Stephen LeSieur
Stephen LeSieur
Managing Director

SPECTRUM EQUITY VII, L.P.

By: Spectrum Equity Associates VII, L.P., its general partner

By: SEA VII Management, LLC, its general partner

By:	/s/ Stephen LeSieur
Stephen LeSieur
Managing Director

Signature Page to Amended and Restated Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement on the date first above written.

IDEA MEN, LLC

By:	/s/ Douglas J. Hirsch
Name:	Douglas J. Hirsch
Title:	Manager

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement on the date first above written.

TTCP EXECUTIVE FUND - GRX, LLC

By: TTCP Executive Partners - GRX, LLC Its: Managing Member

By:	/s/ David Henderson
Name:	David Henderson
Its:	Managing Partner

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Stockholders Agreement on the date first above written.

FOUNDER:

Douglas J. Hirsch

By:	/s/ Douglas J. Hirsch
Name:	Douglas J. Hirsch